Exhibit 10(b)

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture dated as of August 9, 2002 to Indenture dated as of August 10, 1999 (the "Original Indenture" and as amended by this First Supplemental Indenture, the "Indenture") between PPL Transition Bond Company, LLC (formerly, PP&L Transition Bond Company LLC) and The Bank of New York, as Trustee.

The last sentence of Section 8.01 of the Original Indenture is hereby amended to read in its entirety as follows:

If the Servicer has provided a letter of credit, surety bond or other similar credit support instrument to the Trustee with respect to the Servicer's obligations under Section 3.03 of the Servicing Agreement and the Servicer fails to remit to the Trustee any funds required to be remitted on any Remittance Date, the Trustee shall make a payment demand under such instrument in accordance with the terms thereof.

Except as amended hereby, the Indenture shall remain in full force and effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the conflicts of laws provisions thereof.

PPL TRANSITION BOND COMPANY, LLC

By /s/ James S. Pennington Name: James S. Pennington Title: Manager

THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee on behalf of the Holders of the Transition Bonds

By /s/ Catherine L. Cerilles Name: Catherine L. Cerilles, Assistant Vice President Title: Trust Officer